CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated May 22, 1997, except for Notes 1 and 6, which are as of June 30, 1997, relating to the consolidated financial statements of Safety Components International, Inc. and subsidiaries which appear on page F-3 of Safety Components International, Inc.'s Annual Report on Form 10-K for the year ended March 28, 1998.


/S/ PRICE WATERHOUSE LLP

PRICE WATERHOUSE LLP

Costa Mesa, California
June 29, 1998